EX-14

CORPORATE POLICIES & PROCEDURES	3.0 Code of Ethics

3.1 A Message about the Code from the Chairman and CEO	Page 1

To Zanett Employees:

One of our Company's most valuable assets is its reputation for integrity and fairness. Maintaining this reputation is one of our most important jobs.

Our Corporate Code of Ethics requires us to conduct our business consistent with our values and in accordance with applicable laws. It requires that we be responsive to the concerns of the communities in which we operate and exercise the highest degree of honesty and integrity in our dealings with others.

These guidelines are intended to help each of us understand our responsibilities and make the right choices. They are also meant to stimulate awareness of ethical issues that we may encounter in our daily business activities. Doing the right thing begins with basic honesty and integrity. More than ever, it also depends on our good judgment and sensitivity to the way others see us and how they may interpret our actions.

Each of us is responsible for Zanett's reputation. I am confident that you will join me in maintaining the honesty and integrity in our business activity that has made Zanett not only an industry leader, but also a place where we can be proud to work.

Claudio Guazzoni
Chief Executive Officer

Amended: 3/28/2007	V:\03-28-07\47688_Zanett\47688_ex 14_3.0 Code of Business Conduct.doc

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CORPORATE POLICIES & PROCEDURES	3.0 Code of Ethics

3.2 Overview	Page 2

It is essential that the highest standards of conduct be observed in all contacts made by Company employees with customers, shareholders, suppliers, governmental officials, fellow employees and the general public. To further this objective, Zanett has a set of written policies dealing with rules of conduct to be used in conducting the business affairs of the Company.

CONCERNS OR POSSIBLE VIOLATIONS MAY BE REPORTED TO:

Zanett, Inc.
Secretary
635 Madison Ave. 15th Floor
New York, NY 10022

Zanett reserves the right to amend, alter, or terminate these policies at any time for any reason.

Amended: 3/28/2007

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3.3 Application of the Policies	Page 3

It is the policy of the Company to comply with all applicable laws; to act fairly, impartially, in an ethical and proper manner. The highest standards of conduct are required of our employees and all other persons who act on our behalf, which includes contractors, consultants, etc. Violations of the policies will result in disciplinary action, up to and including termination of employment. It is also company practice to encourage everyone to ask questions, seek guidance, and express any concerns they may have.

However, no set of policy guidelines can hope to cover all situations Zanett employees may encounter. When in doubt, our employees should ask themselves the following questions:

  Would my action inspire trust?

  Is my action legal? If legal, is it also ethical? Are my actions honest in every respect?

  Is anyone's life, health or safety endangered by this action?

  Can I defend this action with a clear conscience before my supervisor, fellow employees, and the general public?

  Would my supervisor act this way? Would it be helpful to ask my supervisor about this matter before I act?

  Would I be proud to read about my action in the newspaper?

Amended: 3/28/2007

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CORPORATE POLICIES & PROCEDURES	3.0 Code of Ethics

3.4 Code of Conduct	Page 4

Zanett, Inc. is committed to promoting integrity and maintaining the highest standard of ethical conduct in all of its activities. Our business success is dependent on trusting relationships, which are built on this foundation of integrity. Our reputation is founded on the personal integrity of the company's personnel and our dedication to:

Honesty in communicating within the Company and with our suppliers and customers, while at the same time protecting the Company's confidential information and trade secrets.

Quality in our products and services, by striving to provide defect-free products and services to our customers.

Responsibility for our words and actions, confirms our commitment to do what we say.

Compassion in our relationships with our employees and the communities affected by our business.

Fairness to our fellow employees, shareholders, customers and suppliers through adherence to all applicable laws, regulations and policies, and a high standard of behavior.

Respect for our fellow employees, shareholders, customers and suppliers while showing willingness to solicit their opinions and value their feedback.

Amended: 3/28/2007

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CORPORATE POLICIES & PROCEDURES	3.0 Code of Ethics

3.5 Confidential Information	Page 5

Zanett believes its confidential proprietary information is an important asset in the operation of its business and prohibits the unauthorized use or disclosure of this information. Zanett respects the property rights of other companies to their proprietary information and requires its employees to fully comply with both the spirit and the letter of U.S. and foreign laws and regulations protecting such rights. Zanett's success is dependent upon the strict adherence by employees to this policy and all applicable standards and procedures.

Competitive Information

Collecting information on our competitors from legitimate sources to evaluate the relative merits of their products, services, and marketing methods is proper and often necessary. However, there are limits to the ways information should be acquired. Practices such as industrial espionage and stealing are obviously wrong. But so is seeking confidential information from a new employee who recently worked for a competitor, or misrepresenting your identity in the hopes of getting confidential information from a competitor. Any form of questionable intelligence gathering is strictly against company policy.

Questions Employees Should Ask Themselves

  If the president of the competitor knew I was using this means of obtaining information about his/her company, would he/she believe it was proper?

  If I changed jobs and went to work for a competitor, would it be appropriate for me to disclose to the competitor Zanett confidential information?

Amended: 3/28/2007

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CORPORATE POLICIES & PROCEDURES	3.0 Code of Ethics

3.6 Conflicts of Interest	Page 6

Zanett employees have an obligation to give their complete loyalty to the best interests of the Company. They should avoid any action that may involve, or may appear to involve, a conflict of interest with the Company. Employees should not have any financial or other business relationships with suppliers, customers or competitors that might impair, or even appear to impair, the independence of any judgment they may need to make on behalf of the Company. Solicitation of vendors or employees for gifts or donations shall not be allowed except with the permission of the Executive Committee.

Therefore, it is company policy that employees may not:

  Perform services for or have a financial interest in a private company that is, or may become, a supplier, customer, or competitor of the company.

  Perform services for or have a material interest (more than 5% of net worth) in a publicly traded company that is, or may become, a supplier, customer, or competitor of the company.

  Perform outside work or otherwise engage in any outside activity or enterprise that may interfere in any way with job performance or create a conflict with the company's best interests.

Employees are under a continuing obligation to disclose to their supervisors any situation that presents the possibility of a conflict or disparity of interest between the employee and the Company. Disclosure of any potential conflict is the key to remaining in full compliance with this policy.

Questions Employees Should Ask Themselves

  Could my outside business or financial interests adversely affect my job performance or my judgment on behalf of the company?

  Can I reasonably conduct my business outside of normal company work hours and prevent my customers from contacting me at work?

  Will I be using company equipment, materials, or proprietary information in my outside business?

Amended: 3/28/2007

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CORPORATE POLICIES & PROCEDURES	3.0 Code of Ethics

3.7 Customer, Supplier & Competitor Relations	Page 7

Zanett, Inc. believes that the Company, the economy, and the public benefit if businesses compete vigorously. The Company, its employees, and representatives will treat customers, business allies and suppliers fairly and will not engage in anticompetitive practices that unlawfully restrict the free market economy.

Bribes

Zanett's objective is to compete in the marketplace on the basis of superior services and competitive prices. No payment in any form shall be made directly or indirectly to anyone for the purpose of obtaining or retaining business, or to obtain any other favorable action. A violation of this policy will subject the employee to disciplinary action as well as potential criminal prosecution.

Gifts

No gift should be accepted from a supplier, vendor or customer unless the gift has insubstantial value and a refusal to accept it would be discourteous or otherwise harmful to Zanett. Employees must receive approval from their supervisors before they accept any gift having a value over $50.00. This applies equally to giving gifts to suppliers or vendors or non-government customers. (See below for a discussion of gifts to government representatives.)

Entertainment

Appropriate business entertainment of non-government employees occurring in connection with business discussions or the development of business relationships is generally deemed appropriate in the conduct of official business. This may include business-related meals and trips, refreshments before or after a business meeting, and occasional athletic, theatrical or cultural events. Entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted. This applies equally to giving or receiving entertainment.

Government Representatives

What is acceptable practice in the commercial business environment may be against the law or the policies of federal, state or local governments. Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of the Zanett Legal Department, except for items of nominal value (i.e., pens, coffee mugs, etc.).

Questions Employees Should Ask Themselves

  Am I offering something in order to obtain special treatment for the company?

  Will I favor this supplier because he gives me a gift?

  If my supervisor knew about the gift a supplier gave to me, would he/she approve?

  How often this year have I provided gifts to this customer?

  How often this year have I taken gifts from this supplier?

Amended: 3/28/2007

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CORPORATE POLICIES & PROCEDURES	3.0 Code of Ethics

3.7 Customer, Supplier & Competitor Relations	Page 8

Compliance with Antitrust Laws

All Zanett employees are expected to comply with both the letter and spirit of all applicable federal, state and foreign antitrust laws. When any doubt exists as to the legality of any action or arrangement, the matter should be discussed with the Legal Department.

Agreements with Competitors

Formal or informal agreements with competitors that seek to limit or restrict competition in some way are often illegal. Unlawful agreements include those that seek to fix or control prices; allocate products, markets or territories; or boycott certain customers or suppliers. To ensure compliance with antitrust law, discussions with competitors regarding any of these potential agreements is a violation of company policy and will subject the employee to disciplinary action as well as the potential for criminal prosecution.

Agreements with Customers

Certain understandings between the company and a customer are also considered anti-competitive and illegal. These include agreements that fix resale prices or that result in discriminatory pricing between customers for the same product. These types of restrictive understandings must not be discussed or agreed to with a customer.

Trade Association Activity

Contact with competitors at trade shows or trade association meetings is unavoidable. However, these contacts are not immune from antitrust law. Consequently, contact with competitors necessitated by these meetings should be as limited as possible and kept strictly to the subjects on the agenda for the meeting. In addition, employee participants in trade associations should consult with the Legal Department regarding any proposed association activity that would have a potential effect on competition, such as the development of product standards or industry code of practice.

International Application

International operations of the company may be subject to the antitrust laws of the United States. Advice on this subject as well as similar requirements under other applicable jurisdictions (e.g., the European Commission) should be sought from the Legal Department.

Questions Employees Should Ask Themselves

  Are my discussions with the competitor directly or indirectly touching on pricing considerations or other terms and conditions of sale?

  Could my actions be used as evidence that I unlawfully agreed upon prices or price changes with a competitor, even though no formal agreement or understanding was made?

Amended: 3/28/2007

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CORPORATE POLICIES & PROCEDURES	3.0 Code of Ethics

3.7 Customer, Supplier & Competitor Relations	Page 9

  Does the pricing or promotional program I am formulating discriminate unfairly against any of the resellers of the company?

  Are the contacts I am having with employees of a competitor at a trade association meeting necessary? Are they within the scope of the agenda for the meeting?

Amended: 3/28/2007

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CORPORATE POLICIES & PROCEDURES	3.0 Code of Ethics

3.8 Delegation of Authority	Page 10

Only employees who are specifically authorized under the Company Delegation of Authority Policy may commit the company to others. A "commitment" by Zanett includes the execution of any written agreement or any other undertaking that obligates or binds the company in any respect, whether or not it involves the payment of money. Employees must never execute a document or otherwise commit the company unless they have clear authority to do so. They should check with the controller of their organization to determine what authority limits have been delegated to them. Failure to follow this policy will subject the employee to disciplinary action.

Amended: 3/28/2007

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CORPORATE POLICIES & PROCEDURES	3.0 Code of Ethics

3.9 Disclosure of Company Information	Page 11

Information is the lifeblood of any business. Open and effective dissemination of this information is critical to our success. However, much of the information concerning Zanett's business activities is confidential. The disclosure of this information outside the company could seriously damage the company's interests. Safeguarding this information is everyone's responsibility.

To protect this information, it is company policy that:

  Confidential information of the Company should be disclosed within the Company only on a need-to-know basis.

  Confidential information of the Company (paper or electronic) must be marked with additional handling instructions designated by the Information Security Standards and Procedures.

  Confidential information of the Company should be disclosed outside the Company only when required by law or when necessary to further the Company's business activities and in accordance with the Company's disclosure guidelines.

Employees with any questions regarding these standards and procedures should contact the Zanett Legal Department. Violation of these standards and procedures will subject the employee to disciplinary action, up to and including termination of employment.

We also have an obligation to protect the confidential information provided to us by our customers and suppliers during the course of business. They expect this from us just as we expect it from them.

Amended: 3/28/2007

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CORPORATE POLICIES & PROCEDURES	3.0 Code of Ethics

3.10 Employee Relations	Page 12

All employees and supervisors, regardless of level, shall endeavor to meet the following objectives:

  Respect each employee, worker and representative of customers, suppliers and contractors as an individual, showing courtesy and consideration and fostering personal dignity. Members of the management team shall use good judgment and exercise appropriate use of their influence and authority in their interactions with employees, customers, suppliers, contractors and partners;

  Make a commitment to, and demonstrate equal treatment of, all employees, workers, customers, suppliers and contractors without regard to race, color, gender, religion, age, national origin, citizenship status, veteran status, sexual orientation or disability;

  Provide employment opportunities to qualified individuals with disabilities and, in the United States, to Vietnam-era and other veterans;

  Encourage employees to voice their opinions freely about the policies and practices of the company by communicating and practicing Zanett's open door policy;

  Provide a workplace free of harassment on the basis of race, color, gender, religion, age, national origin, citizenship status, veteran status, sexual orientation or disability;

  Keep employees generally informed of the policies, plans and progress of the company through regular communications;

  Afford employees a reasonable opportunity, consistent with the needs of the company, for training to become better skilled in their jobs;

  Encourage promotion from within, consistent with the needs of the company, whenever qualified employees are available;

  Provide and maintain a safe, healthy and orderly workplace;

  Assure uniformly fair compensation and benefit practices that will attract, reward and retain quality employees.

Equal Employment Opportunity

It is the policy of Zanett to ensure equal treatment for all employees and applicants, regardless of race, color, religion, national origin, age, sex, sexual orientation, or mental/physical capacity, and to comply voluntarily with the concept and practice of affirmative action. This policy applies to all company activities, including, but not limited to, recruiting, hiring, training, transfers, promotions and benefits.

Questions Employees Should Ask Themselves

  Will my decision be consistent with company policy?

  Am I considering only objective job related factors?

  Do I expect all employees to meet the same standards?

Non-Harassment and Sexual Harassment

It is company policy to provide a workplace free from tensions involving matters that do not relate to the company's business. In particular, an atmosphere of tension created by ethnic, racial, sexual or

Amended: 3/28/2007

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CORPORATE POLICIES & PROCEDURES	3.0 Code of Ethics

3.10 Employee Relations	Page 13

religious remarks, unwelcome sexual advances, or requests for sexual favors, will not be tolerated. Harassment of employees, applicants, customers, contractors or suppliers by other employees is a violation of company policy. Harassment includes, without limitation, verbal harassment (epithets, derogatory statements, and slurs), physical harassment (hitting, pushing or other aggressive physical contact) and visual harassment (posters, cartoons, drawings). Harassment may be unlawful and is prohibited whether it occurs in the workplace, at customer or vendor sites, or at other employment related events or activities. However, the objectionable conduct need not be unlawful to violate company policy. Company policy prohibits all inappropriate harassing conduct, whether or not the conduct is so severe as to be considered a violation of law.

Unlawful sexual harassment is defined as unwelcome sexual advances, requests for sexual favors, and verbal or physical conduct of a sexual nature, (1) when submission to or rejection of such conduct is made either explicitly or implicitly a term or condition of employment; (2) or is used as a basis for employment decisions; or (3) when such conduct has the purpose or effect of unreasonably interfering with an individual's work performance by creating an intimidating, hostile, humiliating or sexually offensive work environment.

While it is not possible to provide an exhaustive list of conduct that violates the company's sexual harassment policy, what follows are examples of conduct which may constitute policy violations, regardless of intent:

  Sexual advances

  Requests for sexual favors

  The exchange of sexual favors for actual or promised job benefit or salary enhancement

  Use of sexual epithets

  Inappropriate references to male or female anatomy

  Written or verbal references to sexual conduct

  Gossip regarding one's sexual activities or prowess

  Repeated requests for dates

  Leering, whistling or touching

  Inquiries or comments about another's sex life

  Assault or coerced sexual activity

  Displaying sexually suggestive objects, pictures, cartoons

  Telling sexual jokes

Employees who observe, learn of, or are subjected to harassment, are responsible immediately to report the conduct to their supervisor, manager, or human resources representative for prompt investigation. Investigations will be conducted in as discrete and as confidential a manner as is practicable. Retaliation against individuals who report such violations of policy, or against those who provide information in an investigation of such violations, is also a violation of policy.

The company will act promptly and vigorously to take corrective action and appropriate discipline with respect to any harassment or retaliation, up to and including termination of offending individuals.

Amended: 3/28/2007

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CORPORATE POLICIES & PROCEDURES	3.0 Code of Ethics

3.10 Employee Relations	Page 14

Questions Employees Should Ask Themselves

  How would I feel if I was subjected to the same treatment?

  Am I giving his/her point of view as much consideration as my own?

Amended: 3/28/2007

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CORPORATE POLICIES & PROCEDURES	3.0 Code of Ethics

3.11 Environmental Policy	Page 15

Zanett is committed to conducting its business in compliance with all applicable environmental and workplace laws and regulations in a manner that has the highest regard for the safety and well-being of its employees and the general public. Therefore, Zanett expects all employees to do their utmost to abide by the letter and spirit of these laws and regulations. These laws and regulations must be strictly followed. The exercise of personal discretion or judgment in this area is not acceptable. Employees with questions regarding the requirements that apply to their work area should contact the Zanett Legal Department.

Amended: 3/28/2007

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CORPORATE POLICIES & PROCEDURES	3.0 Code of Ethics

3.12 Insider Trading	Page 16

Employees shall not trade in securities while in possession of material inside information. To avoid even the appearance of insider trading, employees shall avoid speculating in Zanett stock. All employees shall follow the guidelines on securities trading issued by the company.

Trading Stock & Securities

Federal law and company policy prohibit employees, directly or indirectly through their families or others, from purchasing or selling company stock while in the possession of material, non-public information concerning the Company. This same prohibition applies to trading in the stock of other publicly held companies on the basis of material, non-public information.

Material, non-public information is any information which could reasonably be expected to affect the price of a stock. If an employee is considering buying or selling a stock because of inside information they possess, they should assume that such information is material. It is also important for the employee to keep in mind that if any trade they make becomes the subject of an investigation by the government, the trade will be viewed after-the-fact with the benefit of hindsight. Consequently, employees should always carefully consider how their trades would look from this perspective.

Tipping

If an employee's family or friends ask for advice about buying or selling company stock, the employee should not provide it. Federal law and company policy also prohibit the employee from "tipping" family or friends regarding material, non-public information that the employee learns about Zanett or any other publicly traded company in the course of employment. The same penalties apply, regardless of whether the employee derives any benefit from the trade.

Questions Employees Should Ask Themselves

  Does information I have learned about the Company make me want to buy stock?

  If the newspaper published what I know, would it make the company's stock rise or fall?

  How would the trade I am considering look to government prosecutors if it became the subject of an investigation?

Amended: 3/28/2007

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CORPORATE POLICIES & PROCEDURES	3.0 Code of Ethics

3.13 Political Activity & Contributions	Page 17

It is company policy that no corporate funds may be used to make political contributions of any kind to any candidate or political party. This prohibition covers not only direct contributions but also indirect assistance or support of candidates or political parties through the purchase of tickets to special dinners or other fund-raising events, and the furnishing of any other goods, services or equipment to political parties or committees. However, the policy does not prohibit the formation of a Political Action Committee sponsored by the Company to the extent that federal and state law permits it. Political contributions or activities by individuals on their own behalf are, of course, permissible. No person may be reimbursed directly or indirectly by the Company for any political contribution or for the cost of attending any political event.

Amended: 3/28/2007

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CORPORATE POLICIES & PROCEDURES	3.0 Code of Ethics

3.14 Record Management	Page 18

The Finance department in New York has company-wide responsibility for developing, administering and coordinating the record management program, and issuing retention guidelines for specific types of documents. Records should be maintained to comply with applicable statutory, regulatory or contractual requirements, as well as those pursuant to prudent business practices. Employees can contact the Finance department for specific information on record retention.

Amended: 3/28/2007

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CORPORATE POLICIES & PROCEDURES	3.0 Code of Ethics

3.15 Recording Transactions	Page 19

Zanett shall make and keep books, invoices, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company. Each employee shall maintain accurate and fair records of transactions, time reports, expense accounts, and other company records. The Company shall devise and maintain a system of internal controls sufficient to provide reasonable assurances that transactions are properly authorized, executed, and recorded.

Facilitating Payments

The law prohibits Zanett and its employees and agents from making payments to foreign officials for the purpose of obtaining or keeping business. However, the law also recognizes that in a number of countries, tips and gratuities of a minor nature are customarily required by lower level governmental representatives performing ministerial or clerical duties to secure the timely and efficient execution of their responsibilities (e.g., customs clearances, visa applications, installation of telephones, and exchange transactions). If you believe that such a facilitating or expediting payment is unavoidable, it should be made only to facilitate the execution of a government representative's routine duties. Such payments may not be made to induce foreign officials to neglect their duties or perform them improperly. If an employee has any questions regarding these types of payments, it is advisable to consult the Legal Department in advance.

Company Records

All company books, records, accounts, funds and assets must be maintained to reflect fairly and accurately the underlying transactions and disposition of company business in reasonable detail. No entries will be made that intentionally conceal or disguise the true nature of any company transaction.

In this respect, the following guidelines must be followed:

  No undisclosed, unrecorded, or "off book" funds or assets should be established for any purpose.

  No false or fictitious invoices should be paid or created.

  No false or artificial entries should be made or misleading reports issued.

  Assets and liabilities of the Company shall be recognized and stated in accordance with the company's standard practices and GAAP.

If an employee believes that the Company's books and records are not being maintained in accordance with these requirements, the employee should report the matter directly to their supervisor or to the Secretary.

Amended: 3/28/2007

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CORPORATE POLICIES & PROCEDURES	3.0 Code of Ethics

3.16 Reporting Violations of Company Policy	Page 20

There are no easy answers to many ethical issues we face in our daily business activities. In some cases the right thing to do will be obvious, but in other more complex situations, it may be difficult for an employee to decide what to do. When an employee is faced with a tough ethical decision or whenever they have any doubts as to the right thing to do, they should talk to someone else such as their supervisor, another manager, or the Legal Department. The Company has also established a system for reporting violations of any of the company policy, as well as any suspected misconduct by any employee or representative of the Company. This may be done anonymously in writing to:

Zanett, Inc.
Secretary
635 Madison Ave. 15th Floor
New York, NY 10022

Zanett will not permit any form of retribution against any person, who, in good faith, reports known or suspected violations of company policy.

Amended: 3/28/2007

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CORPORATE POLICIES & PROCEDURES	3.0 Code of Ethics

3.17 Use of Company Assets	Page 21

Zanett's assets are to be used only for the legitimate business purposes of Zanett. Inc. and its subsidiaries and only by authorized employees or their designees. This includes both tangible and intangible assets.

Some examples of tangible assets include:

  Office equipment such as phones, copiers, computers, furniture, supplies and production equipment.

Zanett's electronic mail (e-mail) system should be restricted primarily to company business. Highly confidential information should be handled appropriately. The Company reserves the right at any time to monitor and inspect, without notice, all electronic communications data and information transmitted on the network and electronic files located on personal computers owned by the Company or computers on the premises used in company business.

Third Party Software is provided as a productivity tool for employees to perform their job functions. Please note that, just because third party product or utility software is located on a corporate utility server, it does not necessarily mean that it is licensed for use as a standalone software product. Employees may be liable as individuals for illegal software use.

To the extent permitted under applicable law, employees, contractors and temporary employees shall assign to the company any invention, work of authorship, composition or other form of intellectual property created during the period of employment. Each employee shall execute an Intellectual Property Assignment and Confidentiality Agreement prior to commencing work for Zanett.

Amended: 3/28/2007

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